The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2019

Citigroup Global Markets Holdings Inc.	February----, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Market-Linked Notes Linked to the S&P 500® Daily Risk Control 10% Excess Return Index Due February 14, 2020

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for a return at maturity based on the performance of the S&P 500® Daily Risk Control 10% Excess Return (the “underlying index”) from the initial index level to the final index level.
▪	The underlying index tracks the S&P 500® Total Return Index with two modifications: (i) an excess return deduction reduces the performance of the S&P 500® Total Return Index at the 3-month U.S. dollar LIBOR rate and (ii) a volatility targeting feature adjusts the underlying index’s exposure to the S&P 500® Total Return Index in an attempt to maintain a target volatility of the underlying index of 10%. The volatility targeting feature is likely to cause the underlying index to participate in only a limited portion of the excess return of the S&P 500® Total Return Index. As a result, the underlying index is likely to significantly underperform the S&P 500® Total Return Index in a rising U.S. equity market.
▪	If the underlying index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate, subject to the maximum return at maturity specified below. However, if the underlying index depreciates from the initial index level to the final index level, you will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 4% of the stated principal amount. Even if the underlying index appreciates from the initial index level to the final index level so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity. Despite the fact that the title of the underlying index includes the phrase “risk control”, the notes are subject to the significant risks described in “Summary Risk Factors” in this pricing supplement.
▪	In exchange for the capped loss potential if the underlying index depreciates, investors in the notes must be willing to forgo (i) any return on the notes in excess of the maximum return at maturity and (ii) any dividends that may be paid on the stocks that constitute the underlying index during the term of the notes. If the underlying index does not appreciate from the pricing date to the valuation date, you will not receive any return on your investment in the notes, and you may lose up to 4% of your investment.
▪	In order to obtain the modified exposure to the underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The S&P 500® Daily Risk Control 10% Excess Return Index (ticker symbol: “SPXT10UE”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	February 11, 2019
Issue date:	February 14, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	February 11, 2020, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	February 14, 2020
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪  If the final index level is greater than the initial index level:
$1,000 + ($1,000 × the index return × the upside participation rate), subject to the maximum return at maturity

▪  If the final index level is less than or equal to the initial index level:
$1,000 + ($1,000 × the index return), subject to the minimum payment at maturity

If the final index level depreciates from the initial index level, you will be exposed to the first 4% of that depreciation and your payment at maturity will be less than the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $40 per note.

Initial index level:	, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Minimum payment at maturity:	$960 per note (96% of the stated principal amount)
Maximum return at maturity:	$82 per note (8.20% of the stated principal amount). The payment at maturity per note will not exceed the stated principal amount plus the maximum return at maturity
Upside participation rate:	100%
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17326YVZ6 / US17326YVZ68
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$5.50	$994.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $953.20 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $5.50 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017   Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index, on which the underlying index is ultimately based, that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.

Investors in the notes will not receive any dividends that may be paid on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Underlying Index

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on a hypothetical initial index level of 100 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical level, rather than the actual initial index level, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial index level, and not the hypothetical initial index level.

The examples below are intended to illustrate how your payment at maturity will depend on the final index level. Your actual payment at maturity per note will depend on the actual final index level.

Example 1—Upside Scenario A. The final index level is 105 (a 5% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 5% × 100%), subject to the maximum return at maturity

= $1,000 + $50, subject to the maximum return at maturity

= $1,050, subject to the maximum return at maturity
= $1,050

In this scenario, because the underlying index appreciated from its initial index level to its final index level and the index return multiplied by the upside participation rate is less than the maximum return at maturity, your total return at maturity in this scenario would be 5%.

Example 2—Upside Scenario B. The final index level is 150 (a 50% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 50% × 100%), subject to the maximum return at maturity

= $1,000 + $500, subject to the maximum return at maturity

= $1,500, subject to the maximum return at maturity

= $1,082

In this scenario, because the underlying index appreciated from its initial index level to its final index level and the index return multiplied by the upside participation rate is greater than the maximum return at maturity, your total return at maturity in this scenario would be limited to the maximum return at maturity. An investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum return.

Example 3—Downside Scenario A. The final index level is 98 (a 2% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -2%), subject to the minimum payment at maturity

= $1,000 + -$20, subject to the minimum payment at maturity

= $980, subject to the minimum payment at maturity
= $980

In this scenario, because the underlying index depreciated from the initial index level to the final index level, but not by more than 4%, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the underlying index and you would incur a loss at maturity equal to the depreciation of the underlying index.

Example 4—Downside Scenario B. The final index level is 80 (a 20% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -20%), subject to the minimum payment at maturity

= $1,000 + -$200, subject to the minimum payment at maturity

= $800, subject to the minimum payment at maturity

= $960

PS-3

Citigroup Global Markets Holdings Inc.

In this scenario, because the underlying index depreciated from the initial index level to the final index level by more than 4%, you would incur a loss at maturity equal to the maximum loss of 4%.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to 4% of your investment. You will receive a positive return on your investment in the notes only if the underlying index appreciates from the initial index level to the final index level. If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of the notes for every 1% by which the final index level is less than the initial index level, subject to a maximum loss of 4% of your investment. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently from the initial index level to the final index level over the term of the notes or if the underlying index depreciates from the initial index level to the final index level, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited. Your potential total return on the notes at maturity is limited to the maximum return at maturity, even if the underlying index appreciates by significantly more than the maximum return at maturity. If the underlying index appreciates by more than the maximum return at maturity, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying index. As a result, the return on an investment in the notes may be less than a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the index without a maximum return.

▪	Although the notes limit your loss at maturity to 4%, you may nevertheless suffer additional losses on your investment in real value terms if the underlying index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the underlying index appreciates, or if it depreciates by up to the dividend yield, this lost dividend yield may cause the notes to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the underlying index or its component companies.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis.

PS-5

Citigroup Global Markets Holdings Inc.

Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing level of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the closing level of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

PS-6

Citigroup Global Markets Holdings Inc.

amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The underlying index is likely to significantly underperform the S&P 500® Total Return Index in a rising U.S. equity market, and as a result an investment in the notes may significantly underperform the S&P 500® Total Return Index. The underlying index adjusts its exposure to the S&P 500® Total Return Index on a daily basis in an attempt to maintain a constant volatility equal to its volatility target of 10%. At any time when the historical realized volatility of the S&P 500® Total Return Index is greater than 10%, the underlying index will have less than 100% exposure and therefore participate in less than 100% of the excess return of the S&P 500® Total Return Index. Historically, the realized volatility of the S&P 500~~®~~ Total Return Index has significantly exceeded 10% even during periods of relatively stable appreciation. As a result, the underlying index is likely to reflect only a limited degree of participation in any appreciation of the S&P 500~~®~~ Total Return Index, and therefore is likely to significantly underperform the S&P 500~~®~~ Total Return Index if the S&P 500~~®~~ Total Return Index appreciates. This limited participation may cause an investment in the notes to significantly underperform an investment linked directly to the S&P 500® Total Return Index.

▪	Because the notes limit your loss at maturity to 4% regardless of the performance of the underlying index, you may not receive a meaningful incremental benefit from the underlying index’s volatility targeting feature even though you will be subject to its significant drawbacks. One potential benefit of the underlying index’s volatility targeting feature is that it may reduce the potential for large underlying index declines in volatile U.S. equity markets. However, that reduced potential for large underlying index declines comes at a price: the volatility targeting feature is likely to significantly reduce the potential for underlying index gains in rising U.S. equity markets. Because the notes limit your loss at maturity to 4% even if the underlying index experiences a large decline, any reduced potential for large underlying index declines resulting from the volatility targeting feature may not provide a meaningful incremental benefit to an investor in the notes. Investors in the notes will, however, be fully subject to the drawbacks of the volatility targeting feature, in the form of the reduced participation in rising equity markets. As a result, you should understand that any benefit you receive from the underlying index’s volatility targeting feature may be outweighed by its drawbacks.

▪	The excess return deduction will adversely affect the performance of the underlying index. The underlying index is an “excess return” index, which means that, in calculating the performance of the underlying index, the daily return of the S&P 500® Total Return Index will be reduced by a rate equal to the 3-month U.S. dollar LIBOR rate (prorated for the number of calendar days since the most recent trading day). This excess return deduction reduces the performance of the underlying index, and any increase in the 3-month U.S. dollar LIBOR rate will increase its negative effect. Although many factors may affect the 3-month U.S. dollar LIBOR rate, one important factor is the monetary policy of the Federal Reserve. If the Federal Reserve raises its federal funds target rate, the level of 3-month U.S. dollar LIBOR rate is very likely to rise. Although the Federal Reserve maintained the federal funds target rate at relatively low levels in recent years, the Federal Reserve has begun to raise the federal funds target rate and may do so further at any time and, as a result, the 3-month U.S. dollar LIBOR rate may rise, perhaps significantly. In the period since January 1, 2007, the 3-month U.S. dollar LIBOR rate has been as high as 5.725% per annum. The level of the 3-month U.S. dollar LIBOR rate may return to or exceed that level in the future. If the Federal Reserve raises interest rates (specifically, its federal funds target rate), or if the 3-month U.S. dollar LIBOR rate rises for any other reason, the excess return of the S&P 500® Total Return Index (and, therefore, the performance of the underlying index) will be adversely affected. The excess return deduction will place a drag on the performance of the underlying index, offsetting any appreciation of the S&P 500® Total Return Index, exacerbating any depreciation of the S&P 500® Total Return Index and causing the level of the underlying index to decline steadily if the value of the S&P 500® Total Return Index remains relatively constant.

▪	Uncertainty about the future of LIBOR may affect the underlying index in a way that adversely affects the return on and the value of your notes. In calculating the level of the underlying index, the daily return of the S&P 500® Total Return Index is reduced by a rate equal to 3-month U.S. dollar LIBOR (prorated for the number of calendar days since the most recent trading day). As a result, the level of the underlying index is significantly influenced by 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of the underlying index. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the value of your notes. The sponsor of the underlying index, S&P Dow Jones Indices, may apply discretion to change the underlying index methodology in certain circumstances. The sponsor of the underlying index may select another rate to use instead of 3-month U.S. dollar LIBOR in calculating the underlying index in light of the uncertainty around 3-month U.S. dollar LIBOR or in the event of the discontinuation of 3-month U.S. dollar LIBOR. Any changes to 3-month U.S. dollar LIBOR or the calculation of the underlying index, including the selection of a successor rate to 3-month U.S. dollar LIBOR to use in calculating the underlying index, and any uncertainty at what these changes may be, may affect the underlying index in a way that adversely affects your return on and value of your notes.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The underlying index may fail to maintain its volatility target and may experience large declines as a result. The underlying index adjusts its exposure to the excess return of the S&P 500® Total Return Index on a daily basis in an attempt to maintain a volatility target of 10%. If the historical realized volatility of the S&P 500® Total Return Index increases, the underlying index will reduce its exposure to the S&P 500® Total Return Index. However, there is a time lag embedded in this adjustment, resulting from the fact that historical realized volatility is measured as of the preceding trading day and over a historical period. Therefore, there may be a delay before a sudden increase in volatility of the S&P 500® Total Return Index is sufficiently reflected in realized volatility. In the meantime, the underlying index may experience significantly more than 10% volatility and, if the increase in volatility is accompanied by a decline in the value of the S&P 500® Total Return Index, the underlying index may incur significant losses.

▪	An alternative measure of volatility is implied volatility, which is based on current trading in listed options on the S&P 500® Index. Unlike realized volatility, which is backward looking, implied volatility represents current market expectations of what volatility will be in the future. By using realized volatility to adjust its exposure to the S&P 500® Total Return Index, the underlying index might be less successful in maintaining a 10% volatility than it would have been had it instead used implied volatility.

▪	Although the title of the underlying index includes the words “risk control”, the underlying index is subject to a risk of decline, and the notes are subject to all of the risks described in this section. The sponsor of the underlying index uses the term “risk control” to refer to the volatility targeting feature of the underlying index, and in this context it uses the term “risk” to mean volatility. The words “risk control” should not be taken to mean that the underlying index or the notes have little or no risk. On the contrary, there is nothing that would prevent the underlying index from experiencing a significant decline, and investors in the notes are subject to all of the risks described in this section.

▪	Our offering of the notes is not a recommendation of the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying index or in instruments related to the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the closing level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

▪	The closing level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the underlying index or in financial instruments related to the underlying index and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlying index or in financial instruments related to the underlying index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing level of the underlying index in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying index in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes that affect the underlying index may affect the value of your notes. The sponsor of the underlying index may at any time make methodological changes or other changes in the manner in which it operates that could affect the level of the underlying index. We are not affiliated with such underlying index sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying index and the value of and your return on the notes.

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Information About the S&P 500® Daily Risk Control 10% Excess Return Index

Overview

The S&P 500® Daily Risk Control 10% Excess Return Index, which we refer to as the “underlying index”, tracks the daily return of the S&P 500~~®~~ Total Return Index with two modifications:

•	Excess return deduction. In calculating the level of the underlying index, the daily return of the S&P 500~~®~~ Total Return Index is reduced by a rate equal to the 3-month U.S. dollar LIBOR rate (prorated for the number of calendar days since the most recent trading day). We refer to the daily return of the S&P 500~~®~~ Total Return Index after deducting the 3-month U.S. dollar LIBOR rate as its “excess return”. This excess return deduction reduces the performance of the underlying index, and any increase in the 3-month U.S. dollar LIBOR rate will increase its negative effect.

•	Volatility targeting through daily exposure adjustment. On each trading day, the underlying index reflects between 0% and 100% exposure to the excess return of the S&P 500~~®~~ Total Return Index. The degree of exposure that the underlying index has to the excess return of the S&P 500~~®~~ Total Return Index, which we refer to as the “leverage factor”, is reset at the close of each trading day based on the historical realized volatility of the S&P 500~~®~~ Total Return Index as measured on the preceding trading day. The leverage factor is adjusted daily in an attempt to maintain a constant volatility for the underlying index equal to the target volatility of 10%. If the historical realized volatility of the S&P 500~~®~~ Total Return Index exceeds 10%, then the underlying index will reduce its exposure to the S&P 500~~®~~ Total Return Index in an attempt to maintain a volatility for the underlying index of 10%.

The underlying index’s volatility targeting feature is premised on the assumption that the S&P 500~~®~~ Total Return Index is likely to have increased volatility during a period of decline and decreased volatility during a period of appreciation. Accordingly, the underlying index decreases exposure to the S&P 500~~®~~ Total Return Index during periods of heightened historical realized volatility and increases exposure to the S&P 500~~®~~ Total Return Index during periods of lower historical realized volatility. In this way, the underlying index seeks to reduce the risk of a large decline in the underlying index as compared to the S&P 500~~®~~ Total Return Index. However, for the reasons described in “Summary Risk Factors”, there can be no assurance that this will be successful. Moreover, it is important to understand that the realized volatility of the S&P 500~~®~~ Total Return Index has historically significantly exceeded 10% even during periods of relatively stable appreciation. As a result, the underlying index is likely to reflect only a limited degree of participation in any appreciation of the S&P 500~~®~~ Total Return Index, and therefore is likely to significantly underperform the S&P 500~~®~~ Total Return Index if the S&P 500~~®~~ Total Return Index appreciates. This is an important tradeoff that the underlying index makes in exchange for the potential reduced risk of a large decline.

The sponsor of the underlying index, S&P Dow Jones Indices, refers to the volatility targeting feature of the underlying index as a “risk control” feature. In doing so, S&P Dow Jones Indices uses the term “risk” to mean volatility. It is important to understand that “risk control” does not mean that the underlying index will not decline, nor does it address other sources of risk inherent in an investment in the notes, such as credit risk, liquidity risk, underperformance risk and the other risks described in “Summary Risk Factors”.

All information contained in this pricing supplement regarding the underlying index has been derived from publicly available information, without independent verification by us. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices. S&P Dow Jones Indices has no obligation to continue to publish the underlying index and may discontinue the publication of the underlying index at any time.

We make no representation as to the performance of the S&P 500® Daily Risk Control 10% Excess Return Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Daily Risk Control 10% Excess Return Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Volatility Targeting

The underlying index seeks to maintain a constant volatility equal to its target volatility of 10%. It does so by adjusting its exposure to the excess return of the S&P 500~~®~~ Total Return Index (i.e., its leverage factor) on a daily basis based on the historical realized volatility of the S&P 500~~®~~ Total Return Index. At the close of each trading day, the leverage factor is reset to be equal to the target volatility of 10% divided by the historical realized volatility of the S&P 500~~®~~ Total Return Index as measured on the preceding trading day, subject to a maximum leverage factor of 100%. The leverage factor that is set at the close of each trading day applies to the performance of the S&P 500~~®~~ Total Return Index over the next trading day.

For example, if the relevant historical realized volatility were equal to 40%, then the underlying index would have a leverage factor equal to 25%, calculated as the target volatility of 10% divided by the historical realized volatility of 40%. With a leverage factor equal to 25%, the underlying index would participate in 25% of the excess return of the S&P 500~~®~~ Total Return Index over the next trading day. For example, if the excess return of the S&P 500~~®~~ Total Return Index over the next trading day were to be 1%, then the

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underlying index would increase by 0.25% (which is 25% of 1%), and if the excess return of the S&P 500~~®~~ Total Return Index over the next trading day were to be -1%, then the underlying index would decline by 0.25% (which is 25% of -1%). At any time when the leverage factor is less than 100%, the underlying index will have reduced exposure to any negative performance of the S&P 500~~®~~ Total Return Index, but will also not fully participate in any positive performance.

On each trading day, because the exposure to the excess return of the S&P 500® Total Return Index cannot exceed 100%, the underlying index may not be able to achieve or maintain the target volatility of 10%. If the relevant historical realized volatility is less than 10%, the underlying index will not achieve its target volatility of 10% even with 100% exposure to the excess return of the S&P 500® Total Return Index.

Historical realized volatility is a measure of the size of daily fluctuations (whether positive or negative) in the level of the S&P 500~~®~~ Total Return Index over a prior period. Larger daily fluctuations mean greater volatility and smaller daily fluctuations mean lower volatility.

The underlying index measures historical realized volatility as the greater of two exponentially weighted measures of realized volatility, which the underlying index sponsor refers to as “short-term” realized volatility and “long-term” realized volatility. These two measures of realized volatility are exponentially weighted, which means that in calculating realized volatility they assign the greatest weight to the most recent daily return of the S&P 500~~®~~ Total Return Index and progressively decreasing weight to earlier daily returns. The difference in these two realized volatility measures is in how much weight is assigned to more recent daily returns compared to earlier daily returns.

The underlying index measures short-term realized volatility on any date as the annualized standard deviation of all daily returns of the S&P 500~~®~~ Total Return Index up to and including such date, where daily returns are exponentially weighted with a decay factor of 94%. The underlying index measures long-term realized volatility on any date as the annualized standard deviation of all daily returns of the S&P 500~~®~~ Total Return Index up to and including such date, where daily returns are exponentially weighted with a decay factor of 97%.

With a decay factor of 94%, the short-term realized volatility measure assigns a weight of 6% to the most recent daily return of the S&P 500~~®~~ Total Return Index. The next most recent daily return has a weight equal to 94% of 6%, which is 5.64%. The next most recent daily return after that has a weight equal to 94% of 5.64%, which is 5.3016%, and so on. The daily return on each trading day has a weight equal to 94% of the weight given to the daily return that is one trading day more recent. The 11 most recent daily returns account for approximately 50% of the weight of the short-term realized volatility measure.

With a decay factor of 97%, the long-term realized volatility measure assigns a weight of 3% to the most recent daily return of the S&P 500~~®~~ Total Return Index. The next most recent daily return has a weight equal to 97% of 3%, which is 2.91%. The next most recent daily return after that has a weight equal to 97% of 2.91%, which is 2.8227%, and so on. The daily return on each trading day has a weight equal to 97% of the weight given to the daily return that is one trading day more recent. The 11 most recent daily returns account for approximately 28% of the weight of the long-term realized volatility measure.

Both measures of realized volatility are exponentially weighted and therefore assign the greatest weight to the most recent daily returns of the S&P 500~~®~~ Total Return Index. The short-term realized volatility measure is considered a “short-term” measure because it assigns significantly more weight than the long-term realized volatility measure to the most recent daily returns, and more recent daily returns are therefore a more significant driver of the short-term realized volatility measure than they are of the long-term realized volatility measure. The converse is true for the long-term realized volatility measure.

Because the historical realized volatility used by the underlying index is the greater of short-term realized volatility and long-term realized volatility, the underlying index is designed to adjust exposure to the S&P 500~~®~~ Total Return Index more quickly in response to an increase in volatility than to a decrease in volatility.

In all events, the historical realized volatility used by the underlying index is retrospective and is subject to a time lag, and it will be some period of time before a recent change in volatility of the S&P 500~~®~~ Total Return Index is fully reflected in the historical realized volatility measure used by the underlying index to determine exposure to the S&P 500~~®~~ Total Return Index.

In this section, “trading day” means a day on which the S&P 500~~®~~ Total Return Index is calculated.

S&P 500~~®~~ Total Return Index

The S&P 500~~®~~ Total Return Index is a variant of the S&P 500~~®~~ Index. The S&P 500~~®~~ Total Return Index is composed of the same portfolio of constituent stocks as the S&P 500~~®~~ Index but reinvests both ordinary cash dividends and special dividends paid by the constituent stocks. Dividends are reinvested in the S&P 500~~®~~ Total Return Index as a whole, not in the specific stock paying the dividend. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500~~®~~ Total Return Index. Special dividends are those dividends that are outside of the normal payment pattern established historically by the issuer of the constituent stock. These may be described by the issuer as “special,” “extra,” “year-end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

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The S&P 500~~®~~ Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

Historical Information

The closing level of the S&P 500® Daily Risk Control 10% Excess Return Index on February 7, 2019 was 191.398.

The graph below shows the closing level of the S&P 500® Daily Risk Control 10% Excess Return Index for each day such level was available from January 2, 2014 to February 7, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels as an indication of future performance.

The following graph sets forth the historical performances of the underlying index and the S&P 500® Total Return Index from January 2, 2014 through February 7, 2019, each normalized to have a closing level of 100.00 on January 2, 2014 to facilitate a comparison.

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PAST PERFORMANCE OF THE UNDERLYING INDEX AND RELATIVE PERFORMANCE BETWEEN THE UNDERLYING INDEX AND THE S&P® 500 TOTAL RETURN INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR RELATIVE PERFORMANCE

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United States Federal Income Tax Considerations

Prospective investors should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code,” the section entitled “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “short-term debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Short-Term Notes,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”). It is possible that the Internal Revenue Service (“IRS”) could treat the notes as contingent payment debt instruments, in which case the consequences to a U.S. Holder (as defined in the accompanying prospectus supplement) could be adverse.

If you are a U.S. Holder who uses a cash method of accounting, you generally will not be required to recognize interest income during the term of the notes. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the note currently), you will be subject to rules that generally require accrual of discount on the notes on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. It is not clear whether or how any accrual should be determined prior to the valuation date for the contingent payment at maturity. You should consult your tax adviser regarding these rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount. Any gain generally will be treated as ordinary income, and any loss generally will be treated as short-term capital loss. If you sell a note prior to the time the payment at maturity has been fixed, it is not clear whether any gain you recognize should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax adviser regarding the treatment of the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

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FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $5.50 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $5.50 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward

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adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

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(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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